Consent of Independent Accountants


We consent to the incorporation by reference in the registration statements of Cooperative Bankshares, Inc. on Forms S-8 (Files No. 333-22335 and 333-92219) of our report dated January 21, 2000, on our audits of the consolidated financial statements of Cooperative Bankshares, Inc. as of December 31, 1999, and for each of the two years in the period ended December 31, 1999, which report is included in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Raliegh, North Carolina
March 29, 2001